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                                                                    Exhibit 10.1


                                 GERALD STEVENS


                                  June 30, 1999


Calyx & Corolla, Inc.
185 Berry Street, Suite 6200
San Francisco, CA  94107
Attention: Ruth Owades

      Re: MANAGEMENT SERVICES

Ladies and Gentlemen:

         We have signed a definitive agreement for the acquisition ("Acquisition") of Calyx & Corolla, Inc. ("Calyx") by merger of Calcor Acquisition, a wholly owned subsidiary of Gerald Stevens, Inc. ("GSI"), with and into Calyx. We expect to close the Acquisition as soon as possible after receiving formal approval by the shareholders of Calyx; such approval is expected as a result of voting agreements already signed by holders of a majority of the outstanding common stock of Calyx. This letter shall set forth our understanding with respect to the operations of Calyx from the date of this management services agreement until the closing of the Acquisition ("Interim Period").

         Calyx & Corolla shall be operated for the account of Gerald Stevens such that all revenue and profits of Calyx & Corolla shall accrue to the benefit of Gerald Stevens, and all liabilities of Calyx & Corolla shall be incurred for the account of Gerald Stevens. No distributions of cash or other assets of Calyx & Corolla shall be made from Calyx & Corolla to its shareholders, and Calyx & Corolla shareholders shall make no contributions of cash or other assets to Calyx.

         Ruth Owades, President of Calyx, shall be responsible for the day-to-day operations of Calyx and shall report to Gerry Geddis, President of GSI. Gerry Geddis shall review and approve all material decisions concerning the business of Calyx, including (a) entering into, amending or terminating material agreements, (b) granting or making any material changes in the employment terms or benefits of any officer or employee (other than in the ordinary course of business), (c) hiring or terminating any key management employees; (d) making any loans or subjecting any of Calyx's assets to any lien, or (e) making any capital expenditures, other than those currently budgeted and reviewed by GSI in its due diligence process, and (f) any other material changes in the business of Calyx. In all other respects, the business of Calyx shall be operated in the ordinary course of business in accordance with past practice.




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         All obligations of Calyx under this letter agreement shall terminate and be of no further force and effect immediately upon the closing of the Acquisition. Upon the closing of the Acquisition, GSI and Calyx acknowledge and agree that Calyx shall be released, automatically and without any further action by any party, of any liability or obligation under this letter agreement.



                                            Sincerely,



                                            GERALD STEVENS, INC.



                                            By:  /s/ Jeff Mattson
                                               ------------------------------
                                            Name: Jeff Mattson
                                                  ---------------------------
                                            Its:  Vice President
                                                 ----------------------------

Acknowledged and Agreed
to this 30th day of June, 1999

CALYX & COROLLA, INC.


By: /s/ Ruth M. Owades
   ------------------------------
Name: Ruth M. Owades
      ---------------------------
Its:  President
     ----------------------------